Exhibit 99.1

Accuray Reports Fiscal 2024 Second Quarter Financial Results

19% Order Growth YOY; 8% Service Revenue Expansion; Confirms FY24 Guidance

MADISON, Wis, January 31, 2024 — Accuray Incorporated (NASDAQ: ARAY) today reported financial results for the second quarter and six-months ended December 31, 2023.

Second Quarter Fiscal 2024 Summary

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Net revenue of $107.2 million increased 3 percent sequentially and decreased 7 percent from the same period in the prior fiscal year. Net revenue on a constant currency basis was $106.0 million, which represented an 8 percent decrease from the same period in the prior fiscal year.
•
GAAP net loss was $9.6 million, as compared to GAAP net loss of $1.9 million in the same period in the prior fiscal year. Adjusted EBITDA was $2.0 million, as compared to adjusted EBITDA of $8.5 million in the same period in the prior fiscal year.
•
Gross orders of $93.9 million increased 47 percent sequentially and increased 19 percent from the same period in the prior fiscal year. The book to bill ratio was 1.8 in the second quarter of fiscal 2024, compared to a book to bill ratio of 1.2 in the same period in the prior fiscal year.

Fiscal Six Months 2024 Summary

•
Net revenue of $211.1 million which was flat from the same period in the prior fiscal year. Net revenue on a constant currency basis was $208.8 million, which represented a 1 percent decrease from the same period in the prior fiscal year.
•
GAAP net loss was $12.6 million, as compared to GAAP net loss of $7.3 million in the same period in the prior fiscal year. Adjusted EBITDA was $8.5 million as compared to adjusted EBITDA of $10.4 million in the same period in the prior fiscal year.
•
Gross orders of $157.6 million increased 6 percent from the same period in the prior fiscal year. The book to bill ratio was 1.5 in the first six months of fiscal 2024, compared to a book to bill ratio of 1.4 in the same period in the prior fiscal year.

Other Recent Operational Highlights

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China orders in the second quarter increased 44 percent year-over-year driven by Tomo® C market launch.
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Strong performance in EIMEA region with 30 percent order growth and 11 percent revenue growth year-over year.
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Service revenue expansion with an 8 percent increase year-over-year in the second quarter.
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APAC region achieved 250 installed base milestone.
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Gained Shonin approval for the VitalHold™* breast cancer treatment package and launched at JASTRO in Japan.

“We close out the first half of FY24 advancing multiple growth catalysts for the business. I am pleased with our Q2 performance which reflects sequential growth in orders, revenue and the installed base. Customer adoption of the Tomo® C product in China has been excellent and demonstrates our ability to win in new market segments. Interest in

VitalHold™ on the Radixact® System and preference for the CyberKnife® S7™ System by customers offering SRS/SBRT programs remains strong,” said Suzanne Winter, Chief Executive Officer. “We are steadily executing on our three-year growth plan that advances patient care through innovation, expanded access to radiotherapy in target regions where this remains a challenge and improvements in overall profitability and working capital.”

Fiscal Second Quarter Results

Total net revenue in the second quarter of fiscal 2024 was $107.2 million, compared to $114.8 million in the prior fiscal year second quarter. Product revenue in the second quarter of fiscal 2024 was $51.5 million, compared to $63.3 million in the prior fiscal year second quarter. Service revenue in the second quarter of fiscal 2024 was $55.7 million, compared to $51.5 million in the prior fiscal year second quarter.

Total gross profit in the second quarter of fiscal 2024 was $35.9 million, or 33.5 percent of total net revenue, compared to total gross profit of $43.0 million, or 37.4 percent of total net revenue, in the prior fiscal year second quarter.

Operating expenses in the second quarter of fiscal 2024 were $39.9 million, compared to $40.3 million in the prior fiscal year second quarter.

Net loss in the second quarter of fiscal 2024 was $9.6 million, or $0.10 per share, compared to a net loss of $1.9 million, or $0.02 per share, in the prior fiscal year second quarter. Adjusted EBITDA in the second quarter of fiscal 2024 was $2.0 million, compared to $8.5 million in the prior fiscal year second quarter.

Gross product orders in the second quarter of fiscal 2024 totaled $93.9 million compared to $79.0 million in the prior fiscal year second quarter. Order backlog as of December 31, 2023 was $492.1 million increased approximately 1 percent sequentially, and is approximately 4 percent lower than at the end of the prior fiscal year second quarter.

Cash, cash equivalents, and short-term restricted cash were $73.2 million as of December 31, 2023, a decrease of $4.2 million from September 30, 2023, and a decrease of $16.7 million from June 30, 2023.

Fiscal Six Months Results

Total net revenue in the first six months of fiscal 2024 was $211.1 million, compared to $211.3 million in the same prior fiscal year period. Product revenue in the first six months of fiscal 2024 was $104.9 million, compared to $107.9 million in the same prior fiscal year period. Service revenue in the first six months of fiscal 2024, was $106.2 million, compared to $103.4 million in the same prior fiscal year period.

Total gross profit in the first six months of fiscal 2024 was $75.4 million, or 35.7 percent of total net revenue, compared to total gross profit of $77.6 million, or 36.7 percent of total net revenue in the same prior fiscal year period.

Operating expenses in the first six months of fiscal 2024 was $77.1 million compared to $77.0 million in the same prior fiscal year period.

Net loss in the first six months of fiscal 2024 was $12.6 million, or $0.13 per share, compared to a net loss of $7.3 million, or $0.08 per share, in the same prior fiscal year period. Adjusted EBITDA in the first six months of fiscal 2024, was $8.5 million, compared to $10.4 million in the same prior fiscal year period.

Gross product orders in the first six months of fiscal 2024 was $157.6 million, compared to $148.9 million in the same prior fiscal year period.

Fiscal Year 2024 Financial Guidance

Accuray’s financial guidance is based on current expectations. The following statements are forward-looking and actual results could differ materially depending on market and economic conditions, supply chain disruption, and the factors set forth under “Safe Harbor Statement” below.

The company is reaffirming guidance for fiscal year 2024 as follows:

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Total revenue is expected in the range of $460 million to $470 million, representing a year-over-year growth range of 3 to 5 percent.
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Adjusted EBITDA for fiscal year 2024 is expected in the range of $27 million to $30 million.

In addition, the Company expects third quarter of fiscal 2024 revenue to be in the range of $112 million to $118 million with an expected adjusted EBITDA range of $6 million to $9 million for the same period.

Guidance for non-GAAP financial measures excludes depreciation and amortization, stock-based compensation, interest expense, provision for income taxes, and ERP and ERP related expenditures. For more information regarding the non-GAAP financial measures discussed in this press release, please see "Use of Non-GAAP Financial Measures" below.

Conference Call Information

Accuray will host a conference call beginning at 1:30 p.m. PT/4:30 p.m. ET today to discuss results for the second quarter of fiscal 2024 as well as recent corporate developments. Conference call dial-in information is as follows:

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U.S. callers: (833) 316-0563
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International callers: (412) 317-5747

Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Investor Relations section of Accuray’s website, www.accuray.com. There will be a slide presentation accompanying today’s event which can also be accessed on the company’s Investor Relations page at www.accuray.com.

In addition, a taped replay of the conference call will be available beginning approximately one hour after the call’s conclusion and will be available for seven days. The replay number is (877) 344-7529 (USA), or (412) 317-0088 (International), Conference ID: 1227335. An archived webcast will also be available on Accuray’s website until Accuray announces its results for the third quarter of fiscal 2024.

Use of Non-GAAP Financial Measures

Accuray reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”) and the rules of the SEC. To supplement its financial statements prepared and presented in accordance with GAAP, Accuray uses certain non-GAAP financial measures, such as adjusted EBITDA, and net revenue on a constant currency basis.

Accuray has supplemented its GAAP net income (loss) with a non-GAAP measure of adjusted earnings before interest, taxes, depreciation, amortization, stock-based compensation, ERP and ERP related expenditures and restructuring charges (“adjusted EBITDA”). The calculation of adjusted EBITDA also excludes certain non-recurring, irregular and one-time items. Management believes that this non-GAAP financial measure provides useful supplemental information to management and investors regarding the performance of the company and facilitates a meaningful comparison of results for current periods with previous operating results. A reconciliation of GAAP net income (loss) (the most directly comparable GAAP measure) to non-GAAP adjusted EBITDA is provided in the schedules below.

Accuray has also reported certain operating results on a constant currency basis in order to facilitate period-to-period comparisons of its results without regard to the impact of foreign currency exchange rate fluctuations. Management believes disclosure of non-GAAP constant currency results is helpful to investors because it facilitates period-to-period comparisons of the company’s results by increasing the transparency of the underlying performance by excluding the impact of foreign currency exchange rate fluctuations. The GAAP measure most directly comparable to net revenue on a constant currency basis is revenue. Accuray calculates the constant currency amounts by translating local currency amounts in the current period using the same foreign translation rate used in the prior period being compared against rather than the actual exchange rate in effect during the current period.

There are limitations in using these non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.

About Accuray

Accuray Incorporated (Nasdaq: ARAY) is committed to expanding the powerful potential of radiation therapy to improve as many lives as possible. We invent unique, market-changing solutions that are designed to deliver radiation treatments for even the most complex cases—while making commonly treatable cases even easier—to meet the full spectrum of patient needs. We are dedicated to continuous innovation in radiation therapy for oncology, neuro-radiosurgery, and beyond, as we partner with clinicians and administrators, empowering them to help patients get back to their lives, faster. Accuray is headquartered in Madison, Wisconsin, with facilities worldwide.

Safe Harbor Statement

Statements made in this press release that are not statements of historical fact are forward-looking statements and are subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release relate, but are not limited, to the company's future results of operations, including expectations regarding: total revenue and adjusted EBITDA; the company's three-year outlook and strategic pillars; the effect of the global economic environment and the COVID-19 pandemic on the company and the market in general, including with respect to the company’s ability to navigate supply chain, logistics, macroeconomic, and foreign exchange challenges; delivering on the company’s strategic growth plan, progressing against long-term strategic goals, and continuing adoption of its technologies; the company’s ability to execute on margin and profitability expansion initiatives; expectations regarding commercial strategy and execution as well as growth opportunities; expectations regarding the market in China, the company’s China joint venture and the Tomo® C product as well as expectations with respect to other strategic partnerships, including expected timing of regulatory clearances; expectations related to the markets in which the company operates; expectations regarding new product introductions and innovations and their effect on use and adoption of the company's products as well as revenue and profitability growth and EBITDA expansion; expectations with respect to the company’s cost savings initiatives, including its reduction in global workforce and any related costs; expectations regarding backlog; and the company’s ability to advance patient care through innovation, expanded access to radiotherapy and improvements in overall profitability and working capital. These forward-looking statements involve risks and uncertainties. If any of these risk or uncertainties materialize, or if any of the company’s assumptions prove incorrect, actual results could differ materially from the results express or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the effect of the global macroeconomic environment on the operations of the company and those of its customers and suppliers; disruptions to our supply chain, including increased logistics costs; the company's ability to achieve widespread market acceptance of its products; the company’s ability to realize the expected benefits of the China joint venture and other partnerships; risks inherent in international operations; the company's ability to maintain or increase its gross margins on product sales and services; delays in regulatory approvals or the development or release of new offerings; the company's ability to meet the covenants under its credit facilities; the company's ability to convert backlog to revenue; and such other risks identified under the heading “Risk Factors” in the company's Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (the “SEC”) on November 7, 2023 and as updated periodically with the company's other filings with the SEC.

Forward-looking statements speak only as of the date the statements are made and are based on information available to the company at the time those statements are made and/or management's good faith belief as of that time with respect to future events. The company assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. Accordingly, investors should not put undue reliance on any forward-looking statements.

* VitalHold™ availability is subject to regulatory clearance or approval in some markets

Aman Patel, CFA	Beth Kaplan
Investor Relations, ICR-Westwicke	Public Relations Director, Accuray
+1 (443) 450-4191	+1 (408) 789-4426
aman.patel@westwicke.com	bkaplan@accuray.com

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Financial Tables to Follow

Accuray Incorporated

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2023	2022	2023	2022
Net revenue:
Products	$51,538	$63,269	$104,888	$107,892
Services	55,700	51,491	106,242	103,361
Total net revenue	107,238	114,760	211,130	211,253
Cost of revenue:
Cost of products	34,333	39,248	70,032	68,098
Cost of services	37,003	32,545	65,703	65,591
Total cost of revenue	71,336	71,793	135,735	133,689
Gross profit	35,902	42,967	75,395	77,564
Operating expenses:
Research and development	15,281	14,641	29,294	28,733
Selling and marketing	11,361	13,586	21,605	24,381
General and administrative	13,224	12,035	26,247	23,927
Total operating expenses	39,866	40,262	77,146	77,041
Income (loss) from operations	(3,964)	2,705	(1,751)	523
Income (loss) from equity method investment, net	(427)	(699)	4	(1,067)
Other expense, net	(4,352)	(2,831)	(8,033)	(5,389)
Loss before provision for income taxes	(8,743)	(825)	(9,780)	(5,933)
Provision for income taxes	878	1,049	2,810	1,390
Net loss	$(9,621)	$(1,874)	$(12,590)	$(7,323)
Net loss per share - basic and diluted	$(0.10)	$(0.02)	$(0.13)	$(0.08)
Weighted average common shares used in computing loss per share:
Basic and diluted	97,776	94,567	97,165	94,048

Accuray Incorporated

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	December 31,	June 30,
	2023	2023
Assets
Current assets:
Cash and cash equivalents	$72,756	$89,402
Restricted cash	485	524
Accounts receivable, net	77,397	74,777
Inventories	155,228	145,150
Prepaid expenses and other current assets	25,020	27,612
Deferred cost of revenue	284	568
Total current assets	331,170	338,033
Property and equipment, net	25,919	20,926
Investment in joint venture	14,536	15,128
Operating lease right-of-use assets, net	23,094	25,853
Goodwill	57,771	57,681
Intangible assets, net	116	210
Long-term restricted cash	1,251	1,276
Other assets	22,493	20,107
Total assets	$476,350	$479,214
Liabilities and equity
Current liabilities:
Accounts payable	$39,180	$33,739
Accrued compensation	21,345	23,793
Operating lease liabilities, current	5,707	4,151
Other accrued liabilities	36,253	38,271
Customer advances	22,677	20,777
Deferred revenue	77,406	72,185
Short-term debt	6,738	5,721
Total current liabilities	209,306	198,637
Operating lease liabilities, non-current	21,758	23,602
Long-term other liabilities	4,804	4,675
Deferred revenue, non-current	24,809	27,079
Long-term debt	168,020	171,562
Total liabilities	428,697	425,555
Equity:
Common stock	99	97
Additional paid-in capital	561,223	555,276
Accumulated other comprehensive income	1,057	422
Accumulated deficit	(514,726)	(502,136)
Total equity	47,653	53,659
Total liabilities and equity	$476,350	$479,214

Accuray Incorporated

Summary of Orders and Backlog

(in thousands, except book to bill ratio)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2023	2022	2023	2022
Gross orders	$93,856	$79,035	$157,590	$148,883
Net orders	54,606	40,869	86,346	60,439
Order backlog	492,100	515,236	492,100	515,236
Book to bill ratio (a)	1.8	1.2	1.5	1.4

(a) Book to bill ratio is defined as gross orders for the period divided by product revenue for the period.

Accuray Incorporated

Reconciliation of GAAP Net Loss to Adjusted EBITDA

(in thousands)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2023	2022	2023	2022
GAAP net loss	$(9,621)	$(1,874)	$(12,590)	$(7,323)
Depreciation and amortization (a)	1,546	1,151	2,797	2,327
Stock-based compensation	2,314	3,126	4,706	6,042
Interest expense, net (b)	2,713	2,642	5,341	4,898
Provision for income taxes	878	1,049	2,810	1,390
Restructuring charges	2,633	1,938	2,633	1,938
ERP and ERP related expenditures	1,545	466	2,815	1,121
Adjusted EBITDA	$2,008	$8,498	$8,512	$10,393

(a) Consists of depreciation, primarily on property and equipment as well as amortization of intangibles.

(b) Consists primarily of interest expense associated with outstanding debt.

Accuray Incorporated

Forward-Looking Guidance

Reconciliation of Projected GAAP Net Income (Loss) to Projected Adjusted EBITDA

(in thousands)

(Unaudited)

	Three Months Ending March 31, 2024
	From	To
GAAP net income (loss)	$(1,000)	$2,000
Depreciation and amortization (a)	1,300	1,300
Stock-based compensation	2,300	2,300
Interest expense, net (b)	2,600	2,600
Provision for income taxes	800	800
Adjusted EBITDA	$6,000	$9,000

	Twelve Months Ending June 30, 2024
	From	To
GAAP net loss	$(6,400)	$(3,400)
Depreciation and amortization (a)	5,000	5,000
Stock-based compensation	9,200	9,200
Interest expense, net (b)	10,000	10,000
Provision for income taxes	3,800	3,800
Restructuring charges	2,600	2,600
ERP and ERP related expenditures	2,800	2,800
Adjusted EBITDA	$27,000	$30,000

(a) Consists of depreciation, primarily on property and equipment as well as amortization of intangibles.

(b) Consists primarily of interest expense associated with outstanding debt.